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                                                             Exhibit (h)(1)(iii)

                         AMENDMENT TO THE TRANSFER AND
                         -----------------------------
                        DIVIDEND PAYING AGENCY AGREEMENT
                        --------------------------------


AMENDMENT made as of this 23rd day of January, 1999, by and between STATE STREET BANK AND TRUST COMPANY ("State Street") and WAYNE HUMMER INVESTMENT TRUST (the "Fund").

                                WITNESSETH THAT:
                                ----------------

     WHEREAS, State Street and the Fund are parties to a Transfer and Dividend Paying Agency Agreement dated December 15, 1983 (the "Agreement") which governs the terms and conditions under which State Street acts as agent for the Fund in connection with the issue, redemption and transfer of shares of the Fund and processes certain distributions of the Fund, including but not limited to dividends of the Fund;

     NOW THEREFORE, State Street and the Fund hereby amend the terms of the Agreement and mutually agree to the following:

      1. Paragraph 1, subparagraph (d) is hereby amended and restated in its entirety as follows:

      "Portfolios" shall hereinafter mean collectively the series of shares of the Fund designated from time to time by the Board of Trustees of the Fund (as of the date of this Amendment three (3) series of the Fund's Shares have been designated, the "Growth Portfolio", the "Income Portfolio" and the "Money Market Portfolio").
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     2.   Paragraph 4 is hereby amended and restated in its entirety as follows:

          4. Authorized Shares. The Fund certifies to State Street that, as of the close of business on the date of this Amendment, the Fund is authorized to issue an unlimited number of Shares in its Growth Portfolio, its Income Portfolio and its Money Market Portfolio.

     3. The compensation of State Street shall be adjusted as detailed on the Schedule attached to this Amendment to the Agreement.

     4. This Amendment shall become effective as of the date that the Money Market Portfolio first has shareholders as a result of a public offering of its shares (on or about June 1, 1999). Except as specifically amended herein, the Agreement shall remain in full force and effect. This Amendment shall not limit the rights of the parties to the Agreement and the parties hereto acknowledge the binding effect of the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


                                           WAYNE HUMMER INVESTMENT TRUST

ATTEST

By                                         By
  ---------------------------------          ---------------------------------
                                           STATE STREET BANK AND TRUST COMPANY

ATTEST

                                           By
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        Assistant Secretary                            Vice President

                                       2
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                     National Financial Data Services, Inc.

Fee information For Services As Plan, Transfer & Dividend Disbursing Agent For
                         State Street Bank & Trust Co.

                            The Wayne Hummer Funds
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            Effective From January 1, 1999 Through December 1, 1999
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Account Maintenance Fees
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Wayne Hummer Money Fund Trust                                  $9.50   Per Year*
Wayne Hummer Growth Fund                                       $7.85   Per Year*
Wayne Hummer Income Fund                                       $7.85   Per Year*
Future Income/Equity Fund(s)                                   $7.85   Per Year*

A monthly minimum account maintenance fee applies for each fund/cusip at the following rates:


Wayne Hummer Money Fund Trust                                  $2,500
Wayne Hummer Growth Fund                                       $2,600
Wayne Hummer Income Fund                                       $1,750
Future Income/Equity Fund(s)                                   $1,750

Out-Of-Pocket Expenses
----------------------

Out-Of-Pocket expenses include but are not limited to: mailing expenses (statements, stationary, checks, certificates, sales literature, printing, postage, etc.), automated telephone servicing charges, custom programming, telecommunication expenses, equipment/software expenses (client-site only), microfiche, freight and all other expenses incurred on the fund's behalf. Due to the pass-through nature of Out-Of-Pocket expenses, all charges are subject to change.

             *Fees are billed monthly at 1/12 of the annual rate.


The Wayne Hummer Funds                    National Financial Data Services, Inc.
By: /s/ Jean M. Maurice                   By: /s/
   --------------------                       ----------------------
Title: Treasurer                          Title: SR VP & COO
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Date:  1/26/99                            Date:  1/22/99
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